Exhibit 99.01(b)



                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549


                                 FORM 11-K


          FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
            AND SIMILAR PLANS PURSUANT TO SECTION 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



      [  ]    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

      [X]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

   For the transition period from November 1, 1995 to December 31, 1995

                       Commission file number 1-3551



              EQUITABLE RESOURCES, INC. EMPLOYEE SAVINGS PLAN

             (Full title of the Plan and address of the Plan, if different from that of the issuer named below)




                        EQUITABLE RESOURCES, INC.

                       420 Boulevard of the Allies,
                      Pittsburgh, Pennsylvania  15219


          (Name of issuer of the securities held pursuant to the plan and the address of principal executive office)

                                   SIGNATURE








      Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Administrative Committee of the Plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.









                                               EQUITABLE RESOURCES, INC.
                                                 EMPLOYEE SAVINGS PLAN
                                                     (Name of Plan)




                                   By               s/ Dan C. Eaton
                                                       Dan C. Eaton
                                                      Vice President -
                                             Strategic and Financial Planning





March 8, 1996

                        REPORT OF INDEPENDENT AUDITORS



Administrative Committee
Equitable Resources, Inc. Employee Savings Plan


      We have audited the accompanying statements of net assets available for plan benefits of the Equitable Resources, Inc. Employee Savings Plan (the Plan) as of December 31, 1995 and October 31, 1995, and the related statement of changes in net assets available for plan benefits for the period November 1, 1995 to December 31, 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1995 and October 31, 1995, and the changes in net assets available for plan benefits for the period November 1, 1995 to December 31, 1995, in conformity with generally accepted accounting principles.

      Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1995, and transactions or series of transactions in excess of 5% of the current value of plan assets for the period November 1, 1995 to December 31, 1995, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The Fund Information in the statement of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.




                                                 s/ Ernst & Young LLP
                                                    Ernst & Young LLP


Pittsburgh, Pennsylvania
March 8, 1996

                           EQUITABLE RESOURCES, INC.

                             EMPLOYEE SAVINGS PLAN
              STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                              December 31         October 31
                                                 1995                1995


Investments, at fair value-Note 3:
   The George Putnam Fund of Boston         $  4,931,626       $   4,752,239
   The Putnam Fund for Growth and Income       4,394,710           3,809,163
   Putnam Income Fund                          1,425,773           1,370,664
   Putnam Voyager Fund                         4,277,817           3,583,911
   Putnam Asset Allocation-Growth Portfolio      125,276              66,882
   Putnam Asset Allocation-Balanced
    Portfolio                                     99,230              17,351
   Putnam Asset Allocation-Conservative
    Portfolio                                      9,158               3,970
   Putnam Overseas Growth Fund                   144,009              69,236
   Loan Fund                                     747,089             714,588
   Putnam Stable Value Fund                    5,916,904           6,312,011
   Employer Stock Fund                         4,194,752           4,049,947
                                            ------------       -------------

Net Assets Available for Plan Benefits      $ 26,266,344       $  24,749,962
                                            ============       =============


                           SEE ACCOMPANYING NOTES.



                                EQUITABLE RESOURCES, INC.

                                   EMPLOYEE SAVINGS PLAN
              STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                                   WITH FUND INFORMATION
                   FOR THE PERIOD NOVEMBER 1, 1995 TO DECEMBER 31, 1995




                                               The Putnam
                                  The George   Fund for     Putnam      Putnam
                                  Putnam Fund  Growth       Income      Voyager    Growth
                                  of Boston    and Income   Fund        Fund       Portfolio

Additions to plan equity
attributed to:
  Investment income
    Interest and dividends        $  239,193   $  208,560   $  15,529  $  223,624  $  5,001
    Interest on participant
      loans                                -            -           -           -
                                  ----------   ----------   ---------  ----------  --------

      Total investment income        239,193      208,560      15,529     223,624     5,001

  Gain realized on sale or
  distribution of
    Equitable Resources, Inc.
    Common Stock
  Unrealized depreciation of
    investment in Equitable
    Resources, Inc. Common Stock
  Unrealized appreciation
    (depreciation)
    in value of investment           44,212      102,561       31,130     (16,251)      125
  Contributions                      67,411      103,078       27,099     166,547    21,375
                                 ----------   ----------   ----------  ----------  --------

      Total additions               350,816      414,199       73,758     373,920    26,501

Deductions from plan equity
attributed to:
  Withdrawals by participants        41,619        2,438       36,442      37,120         -
  Purchase of life insurance              -            -            -           -         -
  Expenses                              554          350          164         393         4
                                 ----------   ----------   ----------  ----------  --------
      Total deductions               42,173        2,788       36,606      37,513         4

Transfers from (to) funds          (129,256)     174,136       17,957     357,499    31,897
                                 ----------   ----------   ----------  ----------  --------

      Net increase (decrease)
      in net assets available
      for plan benefits             179,387      585,547       55,109     693,906    58,394

Net assets available for
plan benefits:
  At beginning of year            4,752,239    3,809,163    1,370,664   3,583,911    66,882
                                 ----------   ----------   ----------  ----------  --------

  At end of year                 $4,931,626   $4,394,710   $1,425,773  $4,277,817  $125,276
                                 ==========   ==========   ==========  ==========  ========





                                  SEE ACCOMPANYING NOTES.


                                 EQUITABLE RESOURCES, INC.

                                   EMPLOYEE SAVINGS PLAN
              STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                                   WITH FUND INFORMATION
                   FOR THE PERIOD NOVEMBER 1, 1995 TO DECEMBER 31, 1995





                          Putnam                  Putnam                   Life
  Balanced   Conservative Overseas     Loan       Stable      Employer     Insurance   Combined
  Portfolio   Portfolio   Growth Fund  Fund       Value Fund  Stock Fund   Fund        Funds


  $   3,822  $     545    $   2,063    $       -  $  60,977   $   40,024   $      -    $  799,338
          -          -            -       10,765          -            -          -        10,765
  ---------  ---------    ---------    ---------   --------   ----------   --------    ----------

      3,822        545        2,063       10,765     60,977       40,024          -       810,103



                                                                  58,078          -        58,078

                                                                 209,238          -       209,238

       (338)      (305)       2,062            -      1,334            -          -       164,530
     12,715      3,258       24,595            -     83,467       54,636      5,811       569,992
  ---------  ---------    ---------    ---------   --------   ----------   --------    ----------

     16,199      3,498       28,720       10,765    145,778      361,976      5,811     1,811,941
  ---------  ---------    ---------    ---------   --------   ----------   --------    ----------


          -          -            -       41,595    110,670       17,556          -       287,440
          -          -            -            -          -            -      5,811         5,811
          3          2            -            -        805           33          -         2,308
  ---------  ---------    ---------    ---------   --------   ----------   --------    ----------

          3          2            -       41,595    111,475       17,589      5,811       295,559

     65,683      1,692       46,053       63,331   (429,410)    (199,582)         -             -
  ---------  ---------    ---------    ---------  ---------   ----------   --------    ----------


     81,879      5,188       74,773       32,501   (395,107)     144,805          -     1,516,382


     17,351      3,970       69,236      714,588   6,312,011   4,049,947          -    24,749,962
  ---------  ---------    ---------    ---------  ----------  ----------   --------    ----------

  $  99,230  $   9,158    $ 144,009    $ 747,089  $5,916,904  $4,194,752   $      -   $26,266,344
  =========  =========    =========    =========  ==========  ==========   ========   ===========



                                  SEE ACCOMPANYING NOTES.

                           EQUITABLE RESOURCES, INC.

                             EMPLOYEE SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995


1.   Description of the Plan

     The following description of the Equitable Resources, Inc. Employee Savings Plan (Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     General

     The Plan is a defined contribution profit sharing and savings plan, with a 401(k) salary reduction feature, implemented on September 1, 1985 by Equitable Resources, Inc. and certain subsidiaries (the Company or Companies).

     All regular, full-time, non-union employees of the Companies who complete a certain service requirement are eligible to participate. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     In December 1995, the Company changed the Plan year to a calendar year from the previous Plan year of October 31. The change had no effect on net assets available for plan benefits.

     Effective January 1, 1996, all regular, full-time, non-union employees of the Companies are eligible to participate in the Plan immediately upon hire.

     Contributions

     The Companies make contributions to the Plan equal to the amount by which participants agree to reduce their salaries (Contract Contributions). These contributions are considered to be Company (as opposed to employee) contributions to the Plan. In addition, the Companies may, at their discretion, contribute an additional amount to the Plan (Discretionary Contributions). All contributions are allocated to individual participant accounts. No Discretionary Contributions were made for the period ended December 31, 1995.

     Effective January 1, 1996, the Companies began matching 50 percent of the first six percent of Contract Contributions made (Matching Contributions) in lieu of making Discretionary Contributions.

     Rollover Contributions

     Participants are allowed to make rollover contributions (contributions transferred to the Plan from other qualified retirement plans), subject to certain requirements.

     Vesting

     Participants are 100% vested in the value of Contract Contributions made, and any rollover contributions.

     If employment is terminated for any reason other than retirement, death, or total and permanent disability, a participant is entitled to receive the vested value of any Discretionary Contributions, as determined in accordance with the following schedule:

            Years of Continuous Service                 Vested Interest

               Less than five years                              0%
               Five years or more                              100%

     Amounts forfeited by participants upon termination will be used to reduce the amount of the Company's future Matching Contributions to the Plan.

     Upon retirement, death, total and permanent disability or termination of the Plan, a participant is entitled to receive the full value of any Discretionary or Matching Contributions, regardless of years of continuous service.

     Withdrawals by Participants

     Payments to participants are made in one of two ways: a single cash payment or distribution of stock (mandatory for participants who are terminated for a reason other than retirement, death or disability) or equal periodic payments over the lesser of:

     a)  the life expectancy of the participant and beneficiary or

     b)  twenty (20) years.

     Loans to Participants

     A participant may borrow money from the Plan in amounts up to 50 percent of the value of the participant's account, plus the vested portion of Discretionary Contributions, subject to certain limitations. All loans are at a rate consistent with rates charged by commercial lenders for similar loans. One half of the participant's nonforfeitable interest in the Plan at the time of the loan is pledged as collateral. As of December 31, 1995 and October 31, 1995, collateral for participant loans amounted to $2,862,297 and $2,739,262, respectively.

     Investment of Contributions

     Contributions are initially deposited with the Plan's trustee, Putnam Investments (Putnam). The Plan authorizes the participants to direct Putnam to invest their accounts in various combinations of the investments funds described below:

     a. The George Putnam Fund of Boston - is a mutual fund that consists of a portfolio balanced between stocks and bonds.

     b. The Putnam Fund for Growth and Income - is a mutual fund that invests primarily in common stocks that offer potential for capital growth, current income, or both.

     c. Putnam Income Fund - is a mutual fund that invests primarily in income-producing securities, including both government and corporate obligations, preferred stocks, and dividend-paying common stocks.

     d. Putnam Voyager Fund - is a mutual fund that invests primarily in common stocks of smaller and newer companies expected to grow substantially faster than that of the market averages.

     e. Putnam Asset Allocation: Growth Portfolio - is a mutual fund focusing on capital appreciation by investing in a range of both equity and fixed income securities. Equity securities can range between 65-95% of the total assets of the Fund with fixed income securities ranging between 5-35% of the total assets of the Fund.

     f. Putnam Asset Allocation: Balanced Portfolio - is a mutual fund focusing on total return by investing in a range of both equity and fixed income securities. Equity securities can range between 25-50% of the total assets of the Fund with fixed income securities ranging between 25-50% of the total assets of the Fund.

     g. Putnam Asset Allocation: Conservative Portfolio - is a mutual fund focusing on total return consistent with preservation of capital; the Fund invests in a range of both equity and fixed income securities. Equity securities can range between 25-45% of the total assets of the Fund with fixed income securities ranging between 55-75% of the total assets of the Fund.

     h. Putnam Overseas Growth Fund - is a mutual fund that invests primarily in a diversified portfolio of stocks of companies located outside North America.

     i. Putnam Stable Value Fund - is a collective investment trust which invests primarily in high-quality fixed-income investments that offer price stability and liquidity; these investments may include guaranteed investment contracts (GICs) that are guaranteed by an insurance company or bank and generally provide a fixed rate of return for a specified time period. Should the underlying insurance companies and banks which issued the investments experience inadequate financial return on their assets, it could potentially affect the investment return or principal of the Plan's investments. Presently, the Plan is not aware of any situation which would cause this to occur. Withdrawals from this Fund may be temporarily delayed at Putnam's discretion due to the liquidity of the assets underlying this Fund.

     The Employer Stock Fund invests in the Common Stock of the Company. The Fund is managed by the Plan Trustee. The Life Insurance Fund is comprised solely of life insurance contracts issued on the lives of participants. This option is subject to a limitation that no more than 25% of the contributions allocated to a participant may be allocated to the purchase of insurance. The Company's contract with Equitable Life provides this investment vehicle and fund management.

2.   Summary of Significant Accounting Policies

     Investments

     Short-term investments are valued at cost, which approximates market. The Equitable Resources, Inc. common stock is valued at market price as quoted on the New York Stock Exchange. The contracts included in the Stable Value Fund are valued at face value, which approximates market. Other investments are valued at market.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   Investments

     Investments are comprised of:

                                                          DECEMBER 31, 1995
                                                         Fair         Original
                                                         Value          Cost

     Equitable Resources, Inc., Common Stock**       $4,194,752     $3,233,707
     The George Putnam Fund of Boston*                4,931,626      4,931,626
     The Putnam Fund for Growth and Income*           4,394,710      4,394,710
     Putnam Income Fund*                              1,425,773      1,425,773
     Putnam Voyager Fund*                             4,277,817      4,277,817
     Putnam Asset Allocation - Growth Portfolio*        125,276        125,276
     Putnam Asset Allocation - Balanced Portfolio*       99,230         99,230
     Putnam Asset Allocation - Conservative
        Portfolio*                                        9,158          9,158
     Putnam Overseas Growth Fund*                       144,009        144,009
     Loan Fund                                          747,089        747,089
     Putnam Stable Value Fund*                        5,916,904      5,916,904
                                                     ----------     ----------

        Total                                        $26,266,344   $25,305,299
                                                     ===========   ===========

                                                          OCTOBER 31, 1995
                                                         Fair         Original
                                                         Value          Cost

     Equitable Resources, Inc., Common Stock**       $4,049,947     $3,297,497
     The George Putnam Fund of Boston*                4,752,239      4,752,239
     The Putnam Fund for Growth and Income*           3,809,163      3,809,163
     Putnam Income Fund*                              1,370,664      1,370,664
     Putnam Voyager Fund*                             3,583,911      3,583,911
     Putnam Asset Allocation - Growth Portfolio*         66,882         66,882
     Putnam Asset Allocation - Balanced Portfolio*       17,351         17,351
     Putnam Asset Allocation - Conservative
       Portfolio*                                         3,970          3,970
     Putnam Overseas Growth Fund*                        69,236         69,236
     Loan Fund                                          714,588        714,588
     Putnam Stable Value Fund*                        6,312,011      6,312,011
                                                     ----------     ----------

        Total                                        $24,749,962   $23,997,512
                                                     ===========   ===========

     The annual interest rate for the Stable Value Fund was 5.88% for the period ended December 31, 1995 and 5.80% for the period ended October 31, 1995.

     *Securities   investments  are  provided  by  contract   through  a  pooled
     investment account; fair market value is used as original cost.

     **Represents 134,232 and 138,460 shares of common stock at December 31 and October 31, 1995, respectively.

4.   Gain Realized on Sale/Distribution of Stock

     During the two-month period ended December 31, 1995, 10,211 shares of Equitable Resources, Inc. Common Stock with a market value of $302,658 were sold at an average price of $29.64 per share. The cost of the shares sold was $244,580 ($23.95 per share) calculated using the "average cost" method.

5.   Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, the interests of all affected participants will become fully vested.

6.   Income Tax Status of Plan

     The Internal Revenue Service has determined that the Plan is qualified under Section 401(a) of the Internal Revenue Code and exempt under Section 501(a) of the Code. Future amendments will be made to the Plan as necessary so that the Plan remains qualified and tax exempt under the Code.

7.   Federal Income Tax Status - Employee

     Contributions by the employer to the Plan (including those resulting from salary reduction) and all dividends and interest earned on such contributions are not taxable to the participant for federal income tax purposes until distributed.

     The tax consequences, to participants, of a distribution from the Plan are dependent upon the circumstances existing at the time of distribution. Delinquent and unpaid loans are considered distributions from the Plan. In general, a participant is subject to federal income tax on a distribution in the year received. Special rules applicable to lump sum distributions may result in deferral of taxation in whole or in part.

                           SUPPLEMENTARY INFORMATION



                             EQUITABLE RESOURCES, INC.                                    SCHEDULE 1

                              EMPLOYEE SAVINGS PLAN

                           ASSETS HELD FOR INVESTMENT
                                DECEMBER 31, 1995

                                                                                                  CURRENT
        IDENTITY OF ISSUE               DESCRIPTION OF INVESTMENT            COST                 VALUE

The George Putnam Fund of Boston               318,169 units                 $4,931,6261          $4,931,626

The Putnam Fund for Growth and Income          271,446 units                 $4,394,7101          $4,394,710

Putnam Income Fund                             197,202 units                 $1,425,7731          $1,425,773

Putnam Voyager Fund                            280,513 units                 $4,277,8171          $4,277,817

Putnam Asset Allocation-Growth
   Portfolio                                   12,528 units                   $125,2761            $125,276

Putnam Asset Allocation-Balanced
   Portfolio                                   10,304 units                   $99,2301              $99,230

Putnam Asset Allocation-Conservative
   Portfolio                                    993 units                     $9,1581              $9,158

Putnam Overseas Growth Fund                    10,976 units                   $144,0091            $144,009

Loan Fund                                          9.75%                         N/A               $747,089

Putnam Stable Value Fund                     5.88 % per annum2               $5,916,9041          $5,916,904

Employer Stock Fund3                    134,232 shares common stock          $3,233,707           $4,194,752




                              EQUITABLE RESOURCES, INC.                              SCHEDULE 2

                              EMPLOYEE SAVINGS PLAN

             TRANSACTIONS OR SERIES OF TRANSACTIONS IN EXCESS OF 5%
                       OF THE CURRENT VALUE OF PLAN ASSETS
           FOR THE PERIOD ENDED NOVEMBER 1, 1995 TO DECEMBER 31, 1995







                                          NUMBER OF     TOTAL      NUMBER   TOTAL SALES  ORIGINAL    NET GAIN
PARTY INVOLVED DESCRIPTION OF INVESTMENT  PURCHASES   PURCHASES   OF SALES   PROCEEDS      COST      OR (LOSS)


SERIES TRANSACTIONS:

None





--------
1 Fair market value is used as original cost.
2 Rate in effect for the period ended December 31, 1995.
3 Party in interest to the Plan.